EMPLOYMENT AGREEMENT



     AGREEMENT made as of the ___ day of August, 1998, by and between Marc Graubart, an adult individual residing at 200 East 64th Street, Apartment 4C, New York, New York 10021 (hereinafter referred to as "Executive"), and VDC Corporation Ltd., a Bermuda corporation having a registered office at 44 Church Street, Hamilton HM FX Bermuda (hereinafter referred to as the" Company"), and Masatepe Communications U.S.A., L.L.C., a Delaware limited liability company ("LLC")

                                   WITNESSETH

     WHEREAS, on even date herewith, the Company completed the purchase of all of the membership interests in LLC;

     WHEREAS, the Company and LLC consider it essential and in the best interests of the Company's stockholders to foster the continuous employment of key management personnel and desires to retain the services of the Executive on the terms and conditions hereinafter set forth; and

     WHEREAS, Executive desires to render services to the Company on the terms and conditions provided in this Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1.   Employment Term, Duties and Acceptance

     a. In recognition that the Company desires to continue the operation of the historic business of LLC, the LLC hereby retains to serve as LLC's President and Chief Executive Officer and Executive accepts such position and agrees to render such services to LLC in such executive capacities as are assigned to him by, and subject to the discretion of, the Board of Directors of the Company.

     b. The Executive hereby accepts the foregoing employment and agrees to devote his full time, best efforts, energy and skill to such employment.

     c. The Executive shall not engage in any other business endeavor or activity during the Employment Period.

     d. The Executive hereby agrees that any and all business opportunities which are similar to or in competition with the Business of the Company (as such term is used and defined in Section 6(a) below) and/or LLC and are available as of the date hereof or become available to the Executive during the Employment Period shall automatically become the sole property of the Company without any obligation of the Company to compensate or otherwise pay the Executive for such opportunities.

     e. The term of the Executive's employment hereunder (the "Employment Period") shall commence on the date hereof and shall end on the fifth anniversary hereof, unless sooner terminated as provided herein, provided, however, that the Employment Period shall be extended and this Agreement shall be automatically renewed for successive one-year periods unless: (i) this Agreement is terminated as otherwise provided herein; or (ii) Executive provides written notice to the Company of his desire not to extend the Employment Period at least sixty (60) days prior to the expiration of the then lapsing term.

2.   Compensation and Expense Reimbursement

     a. As base compensation for the Executive duly rendering his services to LLC pursuant to the terms of this Agreement, LLC agrees to pay and Executive agrees to accept a base salary ("Base Salary") of One Hundred Fifty Thousand Dollars ($150,000) per annum to be paid in accordance with the general payroll practices of the Company as from time to time in effect. The Base Salary will be subject to merit increases annually as determined by the Board of Directors.

     b. Any bonus or other compensation provided for herein shall at all times be exclusive of Executive's interest in and to the options granted by the Company to him as set forth in the Option to Purchase Common Shares entered into by the Executive and the Company and dated of even date herewith (the "Option Agreement"), as well as any stock option plan(s) that may in the future be adopted by the Company for its and its subsidiaries' management personnel.

     LLC will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, including all of the Executive's travel, hotel, meal and other incidental expenses during the Executive's travel on behalf of LLC. Executive shall keep detailed and accurate records of expenses incurred in connection with the performance of his duties hereunder and reimbursement therefor shall be in accordance with policies and procedures to be established from time to time by the Board. LLC will also provide an automobile allowance of $550.00 per month but will not be responsible for any costs incident to the operation of such automobile, including without limitation insurance, maintenance and other operational costs

     d. Bonus Compensation

               i. The Company shall issue to the Executive as a bonus common stock of the Corporation in the event LLC achieves the following levels of economic performance:

                        Performance                                 Bonus Grant
                        -----------                                 -----------

          EBITDA of at least $6,000,000 per annum for two
          consecutive years within three years of Closing          50,000 shares

          EBITDA of at least $9,000,000 per annum for two
          consecutive years within four years of Closing           an additional
                                                                   25,000 shares

          EBITDA of at least $12,000,000 per annum for two         an additional
          consecutive years within four years of Closing           25,000 shares

          provided, however, that the maximum number of shares of the Company's as to which options may be awarded pursuant to Section 2(d) shall not exceed 100,000 shares.

          ii. As used in this Section 2 (d), "EBITDA" shall mean LLC's earnings from recurring operations before interest, taxes, depreciation and amortization and shall exclude extra ordinary items, financings, proceeds from the issuance of equity and/or debt securities, proceeds from the sale of assets and capital contributions from the Company.

          iii. In order to be awarded the options set forth above, the Executive must not have (i) been terminated for "cause" pursuant to Section 5 hereof, or (ii) Voluntarily Resigned from the Company and LLC prior to the time the conditions precedent to the grant of such options are satisfied. For example, and not by way of limitation, if the Executive Voluntarily Resigns at the end of the third year of this Agreement (a year during which the LLC's EBITDA is $10,000,000) and the LLC in the next year achieves EBITDA of $11,000,000, the Executive would not be eligible for the grant of 25,000 bonus options (or any other bonus options for other bonuses payable hereunder but not yet achieved).

          iv. For the purposes of this Agreement "Involuntarily Resignation" or variants thereof shall mean if a person resigns as an employee of the Company and the LLC, because of a change in any of the following (a) the terms, conditions and or duties of his employment (b) the compensation to be received by the person whether in the form of base salary, bonuses and/or expense reimbursements, (c) the location from which the person is to carry out or perform his employment duties; and
          (d) any of the benefits to be received by the person under the terms and conditions of his Employment Agreement. For the purposes of this agreement, the term "Voluntary Resignation" or variants thereof shall mean any resignation which occurs other than an Involuntary Resignation.

e.   Agreement with Michael Mazzone.

     1. Executive shall use his best efforts to negotiate with Mr. Michael Mazzone, who will serve as the LLC's Chief Operating Officer following Closing, a mutually agreeable arrangement with Mazzone respecting a phantom ownership interest in the Company of between 2.5% and 5.0% of the total membership interest in the LLC. The arrangement between Mr. Mazzone and Executive shall be solely payable to Mazzone out of the Phantom Membership Interest Payment to the Executive pursuant to subsection 5(g).

     2. Executive shall notify the Company and LLC of the terms of the agreement with Mr. Mazzone within ten (10) calendar days after such agreement is reached. Executive agrees that, subject to the provisions in the immediately following subsection, the portion of the Phantom Membership Interest Payment payable to Mazzone pursuant to his agreement with Executive may be retained by the Company and paid to Mazzone at such time as the Graubart Note becomes due and payable.

     3. In the event Mr. Mazzone is terminated for "cause" pursuant to his employment agreement with the Company and the LLC or Voluntarily Resigns his employment with the Company and the LLC before the third anniversary of the date of this Agreement, no portion of the Phantom Membership Interest Payment shall be paid to Mazzone and the entire Phantom Membership Interest Payment shall be paid to Executive.

3.   Fringe Benefits

     a. Executive shall be entitled, subject to the terms and conditions of particular plans and programs, to all fringe benefits afforded to other senior executives of the Company and its subsidiaries, including, but not by way of limitation, the right to participate in any pension, stock option, retirement, major medical, group health, disability, accident and life insurance, and other employee benefit programs made generally available, from time to time, by the Company.

     b. During the term of this Agreement, the Company shall include Executive and his family in family health insurance coverage provided for executive level employees of the Company and its subsidiaries.


4.   Vacations

        Executive shall be entitled to compensated vacation in each fiscal year, to be taken at times which do not unreasonably interfere with the performance of Executive's duties hereunder and otherwise in accordance with the Company's vacation policies in effect from time to time as applied to other executives of the Company and its subsidiaries.

5.   Termination

     a. Termination by Company for "Cause". In addition to any other remedies which the Company may have at law or in equity, the Board of Directors may upon the affirmative vote of no less than a majority of its members, terminate Executive's employment under this Agreement by giving Executive written notice of such termination upon or at any time following the occurrence of any of the following events, and each such termination shall constitute a termination for "cause," provided, however, that Executive has first been given written notice of the facts or circumstances constituting the determination of "cause" and a reasonable opportunity (in no event less than fifteen (15) days) to cure, rectify or reverse such facts or circumstances and Executive shall have failed to do so: (a) any act or failure to act (or series or combination thereof) by Executive done with the intent to harm in any material respect the interests of the Company or any affiliate thereof taken as a whole; (b) the commission by Executive of a felony for which he is convicted by a court of competent jurisdiction; (c) the finding by a court of competent jurisdiction that Executive perpetrated a dishonest act or common law fraud against the Company or any affiliate thereof; or (d) a grossly negligent act or failure to act (or series or combination thereof) by Executive detrimental to a material extent to the interests of the LLC and/or the Company and any affiliate or subsidiary taken as a whole; or (e) the continued refusal to follow the directives of the Board or the Company's Chief Executive Officer which are consistent with Executive's duties, responsibilities and covenants hereunder unless the failure to follow such directives were either: (i) based upon the advice of counsel; or (ii) based upon the Executive's judgment in good faith that such directives would not be in the best interests of the Company or its members; or (f) the failure of the LLC to achieve the following levels of economic performance of annualized EBITDA calculated on an annualized basis by multiplying (i) the EBITDA for the three months immediately preceding the date of calculation by (ii) 4, at the dates listed below:

              Time Period                    Annualized EBITDA
              -----------                    -----------------

              12/31/98                       break-even ($0)

              6/30/99                        $500,000

              12/31/99                       $1,000,000

              6/30/2000                      $1,500,000

              12/31/2000 and thereafter      $2,000,000

     Upon the early termination of Executive's employment under this Agreement by the Company for "cause," the Company shall pay to Executive: (i) an amount equal to Executive's Base Salary accrued through the effective date of termination at the rate in effect at the time of termination, payable at the time such payment is due; and (ii) any expense reimbursement amounts accrued to the effective date of termination, payable on the effective date of termination. Upon payment of such amounts, the Company shall have no further obligation to Executive under this Agreement.

     b. Incapacity of Executive. Subject to applicable law, if Executive shall become ill or be injured or otherwise become incapacitated such that, in the opinion of the Company's Board of Directors, he cannot fully carry out and perform his duties hereunder, and such incapacity shall continue for a period of 180 consecutive days, the Company's Board of Directors may, at any time thereafter, by giving Executive twenty (20) days' prior written notice, fully and finally terminate his employment under this Agreement. Termination under this Section 5(c) shall be effective as of the date provided in such notice, which date shall not be fewer than thirty (30) days after such notice is delivered to Executive or his representative, and on the effective date of termination, the LLC shall pay the Executive (i) his Base Salary accrued to the effective date of termination at the rate in effect at the time of such notice, payable at the time such payment is due; and
          (ii) any expense reimbursement amounts accrued to the effective date of termination, payable on the effective date of termination. Upon payment of such amounts, the Company and the LLC shall have no further obligation to Executive under this Agreement.

     c. Death of Executive. This Agreement shall automatically terminate upon the death of Executive. Upon the early termination of this Agreement as a result of death, the LLC shall pay the Executive's estate: (i) an amount equal to the Executive's Base Salary accrued through the effective date of termination at the rate in effect at the effective date of termination, payable at the time such payment is due; and (ii) any expense reimbursement amounts accrued to the effective date of termination, payable on the effective date of termination. Upon payment of such amounts, the Company and LLC shall have no further obligation to Executive under this Agreement.

     d. Termination by Employee. Executive may, at his election, terminate this Agreement at any time following the third anniversary of this Agreement upon sixty (60) days notice to the Company. Upon the early termination of the Executive's employment under this Agreement by the Executive pursuant to a voluntary Resignation, the Company and LLC shall pay to the Executive: (i) an amount equal to the Executive's Base Salary accrued through the effective date of termination at the rate in effect at the time of termination, payable at the time such payment is due; and (ii) any expense reimbursement amounts accrued to the effective date of termination, payable on the effective date of termination.

     e. Mitigation. The Executive shall not be required to mitigate the amount of any payment or other benefits provided for under this Agreement by seeking other employment and none of these payments or other benefits may be reduced by any salary or other benefits that Executive may earn.

     g.   Phantom Membership Interest Payment.

          i. Upon written notice to the Company given not later than June 30, 2001, the Executive shall have the right to require the Company to repay all amounts due under the "Graubart Note" (as defined in the Purchase Agreement) (the amount payable under the Graubart Note being referred to as the "Phantom Membership Interest Payment") on the third anniversary of the date of this Agreement. Upon written notice to the Company given not later than June 30, 2001, the Executive may extend the term of the Graubart Note for an additional two-year period.

          ii. The Company shall have the right to prepay in full the Graubart Note at any time following July 31, 2001 in the event the Executive is no longer employed by the Company or the LLC. In no event shall the term of the Graubart Note be extended beyond July 31, 2003.

          iii. The Company shall issue shares of its common stock ("VDC Shares") equal in value to the amount of the Phantom Membership Interest Payment. The value of the shares issuable on account of the Phantom Interest Payment shall be determined as follows:

               (A) If the VDC Shares are traded in the over-the-counter market and not on any national securities exchange nor in the NASDAQ Reporting System, the market price shall be the average of the mean between the last bid and ask prices per share, as reported by the National Quotation Bureau, Inc. or an equivalent generally accepted reporting service, for the consecutive 45 trading days prior to the date on which the Executive gives notice of his election to require the Company to make the Phantom Membership Interest Payment (the "Calculation Date"), or if not so reported, the average of the closing bid and asked prices for a share of VDC common stock for the consecutive 45 trading days prior to the Calculation Date as furnished to the Company by any member of the National Association of Securities Dealers, Inc., selected by the Company for that purpose.

               (B) If the VDC Shares are traded on a national securities exchange or in the NASDAQ Reporting System, the market price shall be the simple average of the closing prices at which a VDC Share traded, as quoted on the NASDAQ Reporting System or its other principal exchange for the consecutive 45 trading days prior to the Calculation Date.

     iv. The amount of the Phantom Membership Interest Payment shall be reduced by an amount equal to

          (A) 100% of such amount, in the event that the Executive Voluntarily Resigns his Employment before the first anniversary of this Agreement or is terminated by the Company and the LLC for "Cause" on or before the third anniversary of the date of this Agreement pursuant to Section 5(a) hereof; and

          (B) 50%, of such amount, in the event the Executive Voluntarily Resigns his employment with the Company and LLC during the period commencing on the first anniversary of this Agreement and ending on the third anniversary hereof.

6.   Covenant Not to Compete

     a. The Executive recognizes and acknowledges that the Company and LLC are placing their confidence and trust in the Executive. The Executive, therefore, covenants and agrees that during the Applicable Non-Compete Period (as defined below), the Executive shall not, either directly or indirectly, without the prior written consent of the Board of
          Directors: (i) engage in or carry on any business or in any way become associated with any business which in any way is in competition with the Business of the Company (as such term is used and defined below);
          (ii) solicit the business of any person or entity, on behalf of himself or any other person or entity, which is or has been at any time during the term of this Agreement a material customer or material supplier of the Company including, but not limited to, former or present customers or suppliers with whom the Executive has had personal contact during, or by reason of, his relationship with the Company in a manner adverse to the interest of the Company; (iii) be or become an employee, agent, consultant, representative, director or officer of, or be otherwise in any manner associated with, any person, firm, corporation, association or other entity which is engaged in or is carrying on any business which is in any way is in competition with the Business of the Company; (iv) solicit for employment or employ any person employed by the Company at any time during the 12-month period immediately preceding such solicitation or employment; or (v) be or become a shareholder, joint venturer, owner (in whole or in part), partner, or be or become associated with or have any proprietary or financial interest in or of any firm, corporation, association or other entity which is engaged in or is carrying on any business which is in any way in competition with the Business of the Company. Notwithstanding the preceding sentence above, the following shall not be deemed to violate this Section 6:

          i. passive equity investments by Executive of $25,000 or less in any entity or affiliated group of any entity which is engaged in or is carrying on any business which is similar to or in competition with the Business of the Company; or

          ii. passive equity investments by Executive in excess of $25,000 in any entity or affiliated group of any entity which is engaged in or is carrying on any business which is similar to or in competition with the Business of the Company, so long as and only to the extent that Executive has obtained the prior written consent of VDC to make such investments; or

          iii. an equity investment by Executive of up to 5% in any publicly traded company which is engaged in or is carrying on any business which is similar to or in competition with the Business of the Company.

     b. As used in this Agreement, the term "Business of the Company" shall include all material business activities in which the Company and LLC are engaged now or during the Applicable Non-Compete Period, which are: (i) telephony gateways in the United States, Central America, South America, Ukraine, Kazakhstan, Russia, China and Egypt; (ii) the acquisition of Alaska Telecom; (iii) cellular, PCS or other wireless telephony licenses and businesses for the United States, Central America, South America, Egypt, Kazakhstan, Ukraine, China and various republics and regions of Russia; (iv) Internet service provision and local loop opportunities in the United States, Central America, South America, Egypt, Kazakhstan, Ukraine, China and Russia; (v) funding and/or vendor financing from NTS, Qualcomm, Ericcson and Motorola;
          (vi) paging and cable TV licenses for the entire country of Ukraine;
          (vii) a billing system for the United States, Egypt, Kazakhstan, Ukraine, China and Russia; (viii) a long distance in country project for the national railway system of Ukraine; (ix) communications tower site management business in the United States, Ukraine, Kazakhstan, Egypt, China and Russia; and (x) Internet service provision in the United States, Egypt, Kazakhstan, Ukraine, China and Russia.

     c. Executive hereby recognizes and acknowledges that the existing Business of the Company extends throughout a number of countries, including Central America, South America, Ukraine, Russia, China, Egypt and Kazakhstan and most states of the United States, and therefore agrees that the covenants not to compete contained in this
          Section 6 shall be applicable in and throughout such countries and states, as well as throughout such additional areas, states or countries in which the Company and LLC may be (or has prepared written plans to be) doing business as of the date of termination of the Executive's employment. The Executive further warrants and represents that, because of his varied skill and abilities, he does not need to compete with the Business of the Company and that this Agreement will not prevent him from earning a livelihood and acknowledges that the restrictions contained in this Section 6 constitute reasonable protections for the Company.

     d. As used in this Section 6, "Applicable Non-Compete Period" shall mean that period of one year following the termination of Executive's employment hereunder.

7.  Trade Secrets and Confidential Information

     Executive recognizes and acknowledges that certain information including, without limitation, information pertaining to the financial condition of the Company, its systems, methods of doing business, agreements with customers or suppliers or other aspects of the Business of the Company or which is sufficiently secret to derive economic value from not being disclosed ("Confidential Information") may be made available or otherwise come into the possession of the Executive by reason of his employment with the Company. Accordingly, the Executive agrees that he will not at any time disclose any Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever or make use to his personal advantage or to the advantage of any third party, of any Confidential Information, without the prior written consent of the Board of Directors. The Executive shall, upon termination of employment, return to the Company all documents which reflect Confidential Information (including copies thereof). Notwithstanding anything heretofore stated in this Section 7, the Executive's obligations under this Section 7 shall not, after termination of the Executive's employment with the Company, apply to information which has become generally available to the public without any action or omission of the Executive (except that any Confidential Information which is disclosed to any third party by an employee or representative of the Company who is not authorized to make such disclosure shall be deemed to remain confidential and protectable by the Executive under this Section 7 or disclosure of which is required by law).

8.  Severability

     The invalidity or unenforceability of any term of this Agreement shall not affect the validity or enforceability of this Agreement or any of its other terms; and this Agreement and such other terms shall be construed as though the invalid or unenforceable term(s) were not included herein, unless the effect would be to vitiate the parties' fundamental purposes in entering into this Agreement.

9.  Breach

     The Executive hereby recognizes and acknowledges that irreparable injury or damage shall result to the Company in the event of a breach or threatened breach by the Executive of any of the terms of provisions Section 6 or 7 hereunder, and the Executive therefore agrees that the Company shall be entitled to an injunction restraining Executive from engaging in any activity constituting such breach or threatened breach. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company at law or in equity for breach or threatened breach of this Agreement, including but not limited to, the recovery of damages from the Executive and, if the Executive is an employee of the Company, the termination of his employment with the Company in accordance with the terms and provisions of this Agreement.

10.  Arbitration

     All controversies which may arise between the parties hereto including, but not limited to, those arising out of or related to this Agreement shall be determined by binding arbitration applying the laws of the State of Delaware as set forth in Section 14 hereof. Any arbitration pursuant to this Agreement shall be conducted in Philadelphia, Pennsylvania before the American Arbitration Association in accordance with its arbitration rules. The arbitration shall be final and binding upon all the parties (so long as the award was not procured by corruption, fraud or undue means) and the arbitrator's award shall not be required to include factual findings or legal reasoning. Nothing in this Section 10 will prevent either party from resorting to judicial proceedings if interim injunctive relief under the laws of the State of Delaware from a court is necessary to prevent serious and irreparable injury to one of the parties, and the parties hereto agree that the federal and state courts located in Philadelphia, Pennsylvania shall have exclusive subject matter and in personam jurisdiction over the parties and any such claims or disputes arising from the subject matter contained herein.

11.  Remedies Cumulative

     Except as otherwise expressly provided herein, each of the rights and remedies of the parties set forth in this Agreement shall be cumulative with all other such rights and remedies, as well as with all rights and remedies of the parties otherwise available at law or in equity.

12.  Counterparts

     This Agreement may be executed via facsimile transmission signature and in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

13. Waiver

     The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. To be effective, any waiver must be contained in a written instrument signed by the party waiving compliance by the other party of the term or covenant as specified. The waiver by either party of the breach of any term or covenant contained herein, whether by conduct or otherwise, in any one or more instances, shall not be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

14.  Governing Law

     This Agreement shall be governed by the laws of the State of Delaware without regard to principles of conflict of laws.

15.  Complete Agreement

     This Agreement constitutes the complete and exclusive agreement between the parties hereto which supersedes all proposals, oral and written, and all other communications between the parties relating to the subject matter contained herein.

16.  Warranties

     The Executive represents, warrants, covenants and agrees that he has a right to enter into this Agreement, that he is not a party to any agreement or understanding whether or not written which would prohibit or restrict his performance of his obligations under this Agreement and that he will not use in the performance of his obligations hereunder any proprietary information of any other party which he is legally prohibited from using.

17.  Notice

     Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and sent by registered mail or nationally recognized overnight carrier, to the parties at the following addresses:


                   To the Company at:

                   Frederick A. Moran, Chief Executive Officer
                   VDC Corporation Ltd.
                   75 Holly Hill Lane
                   Greenwich, CT 06830

                   With a copy to:

                   Stephen M. Cohen, Esquire
                   Buchanan Ingersoll Professional Corporation
                   Eleven Penn Center, 14th Floor
                   1835 Market Street
                   Philadelphia, PA  19103

                   To the Executive at:

                   Marc Graubart
                   200 East 64th Street, Apartment 4C
                   New York, New York   10021

                   With a copy to:

                   Tab K. Rosenfeld
                   Rosenfeld, Jacobs & King, L.L.P.
                   1133 Avenue of the Americas - Suite 3825
                   New York, New York 10036

18. Key Man Insurance

     The Company shall have the right to obtain what is commonly known as "Key Man Insurance" on the life of the Executive in such amount as the Company deems appropriate. The Executive agrees to cooperate in all manner in the obtaining of such a policy. All expenses involved in connection with the obtaining and maintaining of such a policy shall be that of the Company.

19. Due Authorization

     The Company represents to the Executive that this Agreement has been duly authorized and approved by the Board of Directors of the Company.

20. Assignment

     This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns. This Agreement may not be assigned to any third party without the written consent of all parties to the assignment.


                      [THIS SPACE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of this ___ day of August, 1998.



ATTEST:                                        VDC CORPORATION LTD.




_______________________________                By: /s/ Frederick A. Moran
                                                   ----------------------------
                                                   Frederick A. Moran
                                                   Chief Executive Officer


                                               MASATEPE COMMUNICATIONS USA, LLC

                                               BY: VDC Corporation Ltd.,
                                               Its Managing Member



                                               By: /s/ Frederick A. Moran
                                                   ----------------------------
                                                   Frederick A. Moran
                                                   Chief Executive Officer



WITNESS:                                       EXECUTIVE:



_______________________________                /s/ Marc Graubart
                                                   ----------------------------
                                                   Marc Graubart

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                                     ANNEX A



The attached cash flow projections and expected expenses of Masatepe Communications USA, LLC, have been provided by Mr. Graubart. All performance based compensation will be based on Masatepe's performance as a stand alone subsidiary, with such performance measured as the EBITDA of Masatepe USA, LLC. Any debt added to Masatepe's books will not affect the EBITDA calculation to measure Masatepe's performance.

VDC also agrees to fund or find financing for the installation of all necessary multiplexing equipment, and the purchase and installation of any necessary permanent earth station in Managua, Nicaragua. These expenses are estimated to be $775,000, and Marc Graubart will agree to have these items financed to the extent they may be, and to be carried as debt on the books of Masatepe USA, LLC. Additionally, VDC agrees to fund all operating costs of Masatape Communications USA, LLC, including, but not limited to, salaries, satellite links, teleport leases, and all other monthly recurring charges as more fully detailed in the attached cash flow projections. Failure to comply with these funding obligations could cause material adverse affect to Masatepe USA, LLC's ability to grow its business, and meet its targets. March Graubart has also indicated, per the attached cash flow projections that Masatepe USA, LLC will begin producing cash flow and continue to do so beginning in the third month from closing.

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